Exhibit 99.5

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

NOVEMBER 2, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF PRIVATE OFFERING OF 5.0% CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 2, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced private offering of $500 million of a series of 5.0% cumulative convertible preferred stock with a liquidation preference of $100 per share. Chesapeake has also granted the initial purchasers a 30-day option to purchase up to $75 million in additional shares of convertible preferred stock.

The closing of the preferred stock offering is expected to occur on November 8, 2005 and is subject to customary closing conditions.

The annual dividend on each share of preferred stock is $5.00 and is payable quarterly when, as and if declared by the company, in cash, common stock or a combination thereof, in arrears to holders of record as of the first day of the payment month, each February 15, May 15, August 15 and November 15 commencing February 15, 2006. The preferred stock will not be redeemable.

Each share of preferred stock will be convertible at any time at the option of the holder into approximately 2.5595 shares of Chesapeake common stock, which is based on an initial conversion price of $39.07 per common share. The conversion price is subject to customary adjustments in certain circumstances. The preferred stock will be subject to mandatory conversion after November 15, 2010 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent private offerings of senior notes and contingent convertible senior notes, to partially fund its recently announced acquisition of Columbia Natural Resources, LLC for $2.2 billion in cash.

The preferred stock being sold by Chesapeake and the underlying common stock issuable upon conversion will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws. The preferred stock will be eligible for resale under Rule 144A. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the preferred stock or the underlying common stock.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Pro forma for its acquisition of Columbia Natural Resources, LLC and its affiliates, Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and, most recently, the Appalachian Basin regions of the United States.

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